Exhibit 5.1

[WINN-DIXIE STORES, INC. LETTERHEAD]

November 14, 2007

The Board of Directors

Winn-Dixie Stores, Inc.

5050 Edgewood Court,

Jacksonville, Florida 32254-3699

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of Winn-Dixie Stores, Inc., a Florida corporation (the “Company”). This opinion is being rendered solely in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 2,188,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, pursuant to the Winn-Dixie Stores, Inc. Equity Incentive Plan (the “Plan”).

This opinion is being delivered pursuant to the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act.

In rendering the opinion set forth herein, I or attorneys under my supervision (with whom I have consulted) have examined the Plan and the Registration Statement (including the exhibits thereto) and originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as I or attorneys under my supervision (with whom I have consulted) have deemed necessary or appropriate as a basis for the opinion set forth below.

I am familiar with the corporate proceedings taken by the Company in connection with the authorization of the Plan and have made such other examinations of law and fact as I considered necessary in order to form a basis for the opinion hereafter expressed.

In my examination, I or attorneys under my supervision (with whom I have consulted) have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion that I or attorneys under my supervision (with whom I have consulted) did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

I am admitted to the bar in the State of Florida and I do not express any opinion with respect to the laws of any other jurisdiction. The opinion expressed herein is based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon and subject to the foregoing, I am of the opinion that the issuance of the Shares reserved for issuance under the Plan have been duly authorized and that the Shares, when issued and delivered in accordance with the terms of the Plan, as the case may be, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not admit that I am an expert within the meaning of the Securities Act or that this Consent is required pursuant of Section 7 of the Act.

Very truly yours,

/s/ Laurence B. Appel
Laurence B. Appel
Senior Vice President, General Counsel and Secretary